EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-63554, 333-136289, 333-140949 and 333-168592 on Form S-8 and Registration Statements No. 333-168614, 333-169263 and 333-175042 on Form S-3 of our reports dated February 14, 2012, relating to the consolidated financial statements and financial statement schedule of USG Corporation and subsidiaries and the effectiveness of USG Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of USG Corporation and subsidiaries for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 14, 2012